Pizza Inn

pie five PIZZA CO.

RAVE Restaurant Group

January 6, 2017

Scott Crane
1559 S. Josephine St.
Denver, CO 80210

Dear Scott:

Rave Restaurant Group, Inc. ("Rave Restaurant Group") is pleased to make you the following offer of employment for the salaried, exempt position of Chief Executive Officer. This offer letter shall be the employment agreement (the "Agreement") governing the terms of your employment with the Rave Restaurant Group and its subsidiaries (collectively, the "Company") and shall become effective on the Starting Date indicated below and will continue until the third anniversary of the Starting Date, unless terminated earlier as described in the "Termination of Employment" and "Voluntary Resignation of Employment" paragraphs below (the "Initial Term"). The Initial Term will be automatically extended for successive one-year periods from the third anniversary of the Starting Date (each an "Extended Term") unless either you or the Company gives the other written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Extended Term.

Position: Chief Executive Officer

Duties: Such duties as the Board of Directors or Chairman of Rave Restaurant Group shall from time to time assign to you. At the Board's request, you shall serve Rave Restaurant Group and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation shall not be increased beyond that specified below.

Annual Salary: $400,000 annual base salary, paid according to the Company's standard pay practices, subject to applicable withholdings and employee benefit contributions. The Company currently issues payroll checks bi-weekly.

Starting Date: January 9, 2017

Location: Your primary work location shall be the Company's headquarters, which are currently in the Dallas-Fort Worth area. Your job will also require frequent travel to other Company and Franchisee locations and other meeting sites.

Relocation Expenses: The Company will reimburse costs for temporary living accommodations in the Dallas-Fort Worth area for a period of one hundred and twenty (120) days in an amount not to exceed $2,500 per month. The Company will reimburse four (4)

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roundtrip coach airfares (employee plus one person) purchased with a minimum of seven (7) day advance notice between Denver and Dallas. The Company will reimburse moving expenses incurred within in twelve (12) months of the Starting Date in an amount not to exceed $50,000. If you voluntarily Resign without Good Reason within twenty-four (24) months of the start date, you will repay the Company for all relocation expenses listed above incurred or reimbursed by the Company.

Exclusivity:
During your employment with the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and (ii) that you shall have no agreements with, or material obligations to, any other individual, partnership, corporation, or legal entity, specifically including any confidentiality, non-disclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this Agreement. Notwithstanding the preceding, you shall be permitted to be a member of the board of directors of Famous Dave's of America, Inc. and Swensons Drive In, or a maximum of two restaurant companies that do not compete with the Company.

Annual Incentive Compensation:
In addition to your Base Annual Salary, you shall be eligible to participate in the Company's executive bonus plan, which is typically based on the Company's financial performance and strategic goals relative to targets set by the Board of Directors. The amount of bonus earned each year is subject to the approval of the Board of Directors, which may use its discretion to interpret the Company's achievement of the bonus targets and take into consideration unusual, one-time, or forward-looking factors that affected the Company's historical results or may affect the Company's future prospects. The annual bonus targets generally shall be set such that you shall earn a bonus of 100% of your base annual salary upon achievement of certain financial and strategic objectives, as determined by the Compensation Committee of the Company. Bonuses are typically not paid until the Company's financial audit is complete, and executives must remain employed by the Company until the bonus payment date to receive a bonus (unless otherwise provided for in this Agreement).

Your bonus for Fiscal Year 2017, ending on June 25, 2017, shall be $200,000.

Long Term Incentive Compensation:
As additional consideration for the duties and responsibilities to be performed, you will be eligible to participate in the Long Term Incentive Plan (the "LTIP"), which currently consist of Restricted Stock Unit (RSU) awards with 3-year performance and time vesting criteria, as determined by the Company's Compensation Committee each year. Upon your start date with the Company, you will be granted 300,000 Restricted Stock Units. The terms and conditions associated with the RSUs are detailed in a separate Restricted Stock Unit Award Agreement. You

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shall be eligible for additional LTIP awards following each full fiscal year that you are employed by the Company, subject to approval of the Compensation Committee.

Termination of Employment:
Prior to the expiration of the Initial Term or any Extended Term, the Company may terminate your employment at any time for Cause or without Cause. The effective date of your termination will be the date specified by the Company in its written notice to you of its decision to terminate your employment. For purposes of this Agreement, "Cause" shall mean the occurrence of any one or more of the following events: (i) your willful failure to perform or gross negligence in performing the duties owed to the Company in any material respect; (ii) your commission of an act of fraud, dishonesty, or immoral conduct in the performance of your duties that has or may negatively impact the Company in a material manner; (iii) your conviction of, or entry by you of a guilty or no contest plea to, any felony or any misdemeanor involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company; (iv) any breach of the exclusivity, non-disclosure, non-competition or non-solicitation provisions set forth in this Agreement or the unauthorized dissemination of Confidential Information, as defined below; (v) any failure or refusal to perform any lawful directive of the Company's Chairman or Board of Directors; (vi) any breach of your fiduciary duty or duty of loyalty to the Company; or (vii) your failure or inability to perform your material obligations to the Company for more than 60 consecutive business days or for a total of 120 business days in any 12-month period as a result of physical or mental disability.

You may terminate your employment under this Agreement and resign for Good Reason by notifying the Company, in writing, of your resignation decision and specifying in detail as to the reasons that you believe you may terminate this for Good Reason, including the specific provision below that is applicable to your resignation. Your resignation notice will become effective fifteen (15) days following the receipt of the notice by the Company. "Good Reason" for this purpose means the occurrence of any one or more of the following events, without your prior written consent (unless the Company cures the circumstances constituting Good Reason prior to the termination or resignation date): (i) a material reduction in your titles, duties, authority and responsibilities (as compared to the titles, duties, authority and responsibilities initially provided to you during the first six months of your employment with the Company), (ii) the Company reduces your annual Base Salary, (iii) any breach by the Company of its material obligations under this Agreement, which is not cured within 30 days of the Company's receipt of written notice thereof, or (iv) the Company makes a directive to you that is contrary to the terms set forth under the section titled "Location" above.

If (i) the Company terminates your employment Without Cause or if you resign for Good Reason and (ii) you have executed a full, complete, and binding release of the Company from any and all liabilities arising in connection with your employment by the Company or the termination thereof, on a form acceptable to the Company, then you will be entitled to severance compensation and benefits as follows:

(1) **Termination By Rave Restaurant Group Without Cause or Resignation By You For Good Reason, in Each Case Without a Change In Control:** In such an instance, you will receive:

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- The continued payment of your Base Annual Salary for the duration of the Severance Period (defined below), payable in equal bi-weekly installments following the termination date until the end of the Severance Period.
- For the duration of the Severance Period, group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated or, at the Company's election, payments for the applicable COBRA premium for such coverage, provided however, that if you obtain other employment during the Severance Period, and if you are eligible to receive group health coverage under another employer's plan, this benefit shall immediately cease.
- You are not required to mitigate amounts payable to you under this paragraph by seeking other employment or otherwise.

(2) **Termination By Rave Restaurant Group Without Cause or Resignation By You For Good Reason, in Each Case Within Twelve Months Following a Change In Control or Within Three Months Prior to a Change in Control:** In such an instance, you will receive:

- The continued payment of your Base Annual Salary for the duration of the Severance Period, payable in equal bi-weekly installments following the termination date until the end of the Severance Period.
- A pro rated portion of the annual bonus that has not yet been paid that you would have earned based on the Company's performance relative to the specified bonus targets during the portion of the bonus measurement period that was completed prior to your termination date, as reasonably determined by the Company's Board of Director's.
- For the duration of the Severance Period, group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated or, at the Company's election, payments for the applicable COBRA premium for such coverage, provided however, that if you obtain other employment during the Severance Period, and if you are eligible to receive group health coverage under another employer's plan, this benefit shall immediately cease.
- You are not required to mitigate amounts payable to you under this paragraph by seeking other employment or otherwise.

(3) **Termination For Cause With or Without a Change In Control:** In such an instance, you will not be entitled to any severance compensation or other benefits, but the Company may, in its sole discretion, decide to pay severance to you.

For purposes of this Agreement, a "Change In Control" shall be defined as set forth on the last page of this Agreement. The "Severance Period" is a period of time following your termination from the Company that is equal to the lesser of (i) twelve (12) months or (ii) six (6) months plus three (3) months for each full year of your continuous employment with the Company ending on the 2nd and 3rd anniversaries of the Starting Date.

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Voluntary Resignation of Employment:
You may voluntarily and without Good Reason resign your employment with the Company by notifying the Company, in writing, of your resignation decision. Your resignation notice will become effective thirty (30) days following the receipt of the notice by the Company, provided however that the Company reserves the right, in its sole discretion, to accelerate your resignation date. If the Company accelerates your resignation date, the date to which the resignation is accelerated shall be the effective date of your resignation. On the effective date of your resignation, you shall be entitled to all accrued salary and benefits, but shall not be entitled to any severance compensation or other benefits, except as required by law.

Employee Benefits:
During the Initial Term and any Extended Term while you are employed by the Company, you will be entitled to receive the same benefits as the Company makes generally available from time to time to the Company's senior executives, as those benefits may be modified, reduced or eliminated from time to time. Vacation, medical and dental insurance, 401(k), and other rights and benefit plans will be available to you as set forth in the Company's standard benefit package and *Employee Handbook*. Such rights, programs and benefit plans may be revised from time to time at the Company's sole discretion. Your eligibility for medical and dental benefits is effective on the first day of the month following 30 days of continuous employment. The Company agrees to allow you four weeks of paid time off plus four "Extra Days" as described in the Company's *Employee Handbook*. With the exception of any contrary provision in this letter, or in any other document or agreement between you and the Company, the terms of your employment are at all times subject to the provisions of the Company's *Employee Handbook*, as said *Handbook* may be changed from time to time by the Company in its sole discretion.

Non-Disclosure of Confidential Information:
You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time thereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, you shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean any non-public or proprietary information regarding the Company, its business, restaurant concepts, franchisees, and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, recipes, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliates, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at

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the Company's request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepared by you during your employment with the Company.

Nothing in this Agreement prohibits you from reporting an event that you reasonably and in good faith believe is a violation of law to the relevant law enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. You are hereby provided notice that under the federal Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided the individual files under seal any document containing the trade secret, and does not disclose the trade secret, except as permitted by court order.

Ownership of Rights:

You acknowledge and confirm that the Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to the Company and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that the Company hereby acquires the maximum rights permitted to be obtained by the Company in all proprietary rights and information. Any such materials and/or ideas submitted to the Company hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials (including, without limitation, all copyrights and similar protections, renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with the Company, are acting entirely as Company's executive for hire. You agree that you will, at Company's request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this Agreement.

Non-Competition:

As consideration for the employment terms and LTIP award provided by the Company, you agree that at any time during your employment and for a period of twelve (12) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, you shall not, within the United States or any foreign country where the Company has franchisees or other operations, either alone or jointly, with or on behalf of others, directly or indirectly,

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whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, provide consultative services or otherwise provide services to, own, manage, operate, join, develop, control, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that is engaged in a Competing Concept that is not owned by the Company; provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly traded corporation shall not alone constitute a violation of this Agreement. A "Competing Concept" means any restaurant business or restaurant concept that derives more than 30% of its gross sales from the sale of pizza or pizza-like (i.e. flatbreads, etc.) food offerings.

Non-Solicitation:
As consideration for the employment terms and LTIP award provided by the Company, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of eighteen (18) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, (a) directly or indirectly hire or solicit the employment or engagement of, or otherwise aid in the inducement or enticement away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any client, franchisee, supplier, customer, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity.

Acknowledgement:
You expressly acknowledge and agree that the restrictions contained in this Agreement (exclusivity, non-disclosure, non-competition and non-solicitation) are reasonably tailored to protect the Company's Confidential Information and its business and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this Agreement shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

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Acceptance:

This offer is effective immediately and may be accepted by your signing and dating a copy of this document and returning it to me on or before close of business on January 2, 2017. If accepted and executed, this offer shall be deemed to be a binding definitive agreement in full force and effect. If not so accepted by that time, this offer will be deemed withdrawn and will be no further in force or effect. Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter. Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforceable and your election to continue in the Company's employ after such confirmation will be deemed to be your agreement to such modifications. You will also be asked to bring to your first day of work personal identification documents in order to complete your employment eligibility paperwork as required by Federal law. Furthermore, in the Company's discretion, the effectiveness of this offer may be conditioned on your consent to and the Company's receipt of a background check of you to be performed by an agent of the Company, the results of which are reasonably satisfactory to the Company.

Governing Law:

Your principal work location will be in Texas with travel as required to perform the duties of your job. This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

Successors:

This Agreement is personal to you and shall not be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliated companies, successors and assigns.

Severability:

If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had never comprised a part of this Agreement.

Construction:

No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statue, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail , but in such event the

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affected provision of this agreement shall be curtailed and limited only to the extent necessary to bring the provision within the requirements of the law.

We appreciate your interest in this opportunity at the Company and we look forward to a mutually rewarding relationship.

Agreed and Accepted:

Employer: Rave Restaurant Group, Inc.

By:________________________
Mark E. Schwarz, Chairman

Employee: ________________________
Scott Crane

Date: 1-6-17

CHANGE IN CONTROL DEFINITION:

1. Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any person or entity of securities entitled to vote generally in the election of directors ("voting securities") of Rave Restaurant Group, Inc. ("Rave Restaurant Group") that represent greater than 50% of the combined voting power of Rave Restaurant Group's fully diluted voting securities, other than any transaction or event resulting in the beneficial ownership of securities:
    a. By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Rave Restaurant Group or any person controlled by Rave Restaurant Group or by any employee benefit plan (or related trust) sponsored or maintained by Rave Restaurant Group or any person controlled by Rave Restaurant Group, or
    b. By Rave Restaurant Group, or a corporation with more than 50% of its voting securities owned or controlled, directly or indirectly, by the stockholders of Rave Restaurant Group, Inc., or
    c. Pursuant to a transaction described in paragraph 2 below that would not be a Change in Control under paragraph 2, or
    d. By Mark E. Schwarz, NCM Services, Inc., Newcastle Partners, L.P., Hallmark Financial Services, Inc., or any Affiliate thereof, as defined in Rule 12b-2 of the Exchange Act; or

2. The consummation by Rave Restaurant Group of (i) a merger, consolidation, reorganization, or business combination or (ii) a sale or other disposition of all or substantially all of Rave Restaurant Group's assets (in a single transaction to a single acquirer and not as a result of the sale, lease or other disposition of one or more divisions or subsidiaries of Rave Restaurant Group in separate transactions or a series of related transactions) or (iii) the acquisition of assets or stock of another entity, in each case, other than a transaction:
    a. that results in Rave Restaurant Group's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Rave Restaurant Group or the person that, as a result of the transaction, controls, directly or indirectly, Rave Restaurant Group or owns, directly or indirectly, all or substantially all of Rave Restaurant Group's assets or otherwise succeeds to the business of Rave Restaurant Group (Rave Restaurant Group or such person, the "Successor Entity")) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, or
    b. that results in Mark E. Schwarz, NCM Services, Inc., Newcastle Partners, L.P., Hallmark Financial Services, Inc., or any Affiliate thereof, owning, directly or indirectly, greater than 50% of the combined voting power of the Successor Entity's fully diluted voting securities.
    c. after which no single person or entity beneficially owns or controls voting securities representing greater than 50% of the combined voting power of the Successor Entity; *provided, however,* that no person or entity shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of the

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combined voting power of the Successor Entity solely as a result of the voting power held in Rave Restaurant Group prior to the consummation of the transaction.

3. For purposes of paragraph 1 above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Rave Restaurant Group's stockholders, and for purposes of paragraph 2 above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Rave Restaurant Group's stockholders.

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